Exhibit 99.2
@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.
February 7, 2007
This edition of @NFX includes:
•	Update on major development projects

•	Update on recent drilling activities

•	Capital expenditures for 2007 by region, and

•	Updated tables detailing complete hedging positions.
MAJOR DEVELOPMENT PROJECTS
Newfield has three large development projects underway that will add significant production volumes in 2007. A brief update on each is found below.
Wrigley, Deepwater Gulf of Mexico
Our deepwater Wrigley Field is being prepared for first production. The well has been completed and tested at 62 MMcf/d in early January. We are awaiting final hurricane repairs to the outside operated Cognac facility. Once repairs are complete, our production modules will be welded in place and will allow for our gas production. We operate Wrigley with a 50% working interest.
Grove, U.K North Sea
In the North Sea, production from our Grove Field has been delayed due to severe weather conditions. We recently drilled the #7 development well in the eastern portion of the field’s central fault block. The pay zones were thinner and tighter than expected and reduced our estimate of net recoverable reserves for the field by 17 Bcfe. We are the operator of Grove with an 85% interest.
Abu, Offshore Malaysia
The platform for our Abu Field was installed in late 2006 and the floating, storage and offloading vessel will soon be commissioned. In addition, we continue to focus on our development of the Puteri Field on PM 318 and the East Belumut and Chermingat Fields on PM 323.
FOCUS AREA UPDATES
The following table summarizes our 2006 drilling activity by region.

			Total
	NFX	Non	Gross	Dry
	Operated	Operated	Wells	Holes

Mid-Continent	231	101	332	4
Onshore GC	65	13	78	20
Rocky Mountains	193	6	199	5
Gulf of Mexico	23	4	27	5
International	4	25	29	3

Total:	516	149	665	37

2007 CAPITAL BUDGET
Our 2007 capital budget is $1.8 billion, about the same as our 2006 spending. This year’s budget reflects the large development projects underway and the high level of activity in our focus areas. The total includes $290 million for exploration, down about 20% from 2006 exploration investments. The balance of the program is for exploitation drilling, development projects and maintenance of the property base. We have included about $50 million in continuing hurricane repairs in the Gulf of Mexico.
Estimated 2007 Capital Investments, by region (in millions)

Mid-Continent	$700
Onshore Gulf Coast	345
Rocky Mountains	135
Gulf of Mexico	438
International	210
Total	$1,828	*

*	Excludes an estimated $99 million in capitalized interest and overhead
MID-CONTINENT
In the fourth quarter, the Mid-Continent region completed 57 successful wells with no dry holes. For the year 2006, the Mid-Continent region completed 332 wells (gross) with four dry holes. In 2007, the Mid-Continent will be the Company’s largest investment region with a planned budget of $700 million. We expect to drill approximately 300 wells, with about half of the wells in the Woodford Shale Play. We are running 20 operated rigs at this time.
Woodford Shale: Since late 2005, we have spudded 57 horizontal wells in the Woodford Shale Play. Current production is approximately 90 MMcfe/d (gross). We have 13 operated rigs running in the play, with 10 of them dedicated to horizontal drilling. We expect that number to climb to about 15 rigs late in the year. Our acreage in the play continues to expand and today we have interest in 130,000 net acres.
In late 2005, our drilling program shifted from vertical wells to horizontals. In addition, completion practices in the Woodford continue to evolve and results are encouraging. The most recent wells all have increased fracture stimulation densities with fracs spaced about every 500’ along the lateral. Laterals lengths are today ranging from 2,000’ – 3,700’ (2,500’ is standard).
Of the 20 wells we have completed recently with increased frac densities, our early data indicates estimated reserve recoveries of more than 3 Bcf per well. We have several wells that had initial production of more than 10 MMcf/d and the top well reached 17 MMcfe/d (gross). We need an additional 45-60 days of production data to statistically validate reserve recovery estimates.
Texas Wash Play: We are currently operating five drilling rigs in Wash Play of the Texas Panhandle, all in the Stiles Ranch Field. We entered this area through our 2002 acquisition of EEX Corp. At the time of the acquisition, field production was less than 3 MMcfe/d. In early 2003, we consolidated interests in the field and now have virtually 100%.
In 2006, we spudded 30 additional wells in the field. Current drilling is developing the field on 80-acre spacing. Recent success with a 40-acre pilot infill program could add an incremental 200 Bcfe of reserves through the drilling of an additional 180 locations. Plans for 2007 are to drill about 40 operated wells in Stiles Ranch. Current gross daily production in the Texas Wash is about 65 MMcfe/d.
ONSHORE GULF COAST
During the fourth quarter, our Onshore Gulf Coast team completed 14 successful wells out of 20 attempts. In 2006, the Onshore Gulf Coast region completed 78 total wells (gross) with 20 dry holes. In 2007, we plan to invest $345 million in this region and expect to drill approximately 70 wells. We have eight operated rigs running along the Gulf Coast and are participating in three outside-operated wells.

Sarita Field, South Texas: Under our joint venture with Exxon-Mobil in South Texas, we have drilled 12 successful wells to date. All of the wells are located in the Sarita Field in Kenedy County. Under this joint venture, we will operate 2-3 rigs throughout 2007 and have 20 ready-to-drill locations.
Our recent B-83 well was drilled east of our B-75 discovery well and represents our most distant eastern success. The B-83 found 286’ of high quality log pay. This well establishes new, deeper pay zones in the field. S.K. East B-82 is being completed and found 233’ of net pay. The B-81 and B-79 are drilling.
Val Verde Basin: In the Val Verde, our gross production reached a new high of 82 MMcfe/d in late 2006. We are expanding our operations into new areas, including Mayfield Ranch where we acquired a large 3-D seismic survey in 2006 and have drilled three successful wells to date.
We drilled the first horizontal well in the Geronimo Creek Field that had initial production of 7 MMcf/d. A second horizontal is drilling at this time.
Vicksburg: The Guerra # D-9 well drilled in the La Reforma Field, found nearly 250’ of net gas pay and is flowing at approximately 6 MMcf/d (gross). We have a 50% working interest.
Monte Christo Field Area: We recently drilled our first well under the Exxon-Mobil JV that was located outside of our Sarita Field area. The Johnson #79 well is located in the S.E. McCook Field in Hidalgo County, Texas. The well is currently flowing at 8 MMcf/d. We have a 100% working interest in the well.
ROCKY MOUNTAINS
In 2006, the Rocky Mountain region completed 199 total wells (gross) with five dry holes. In 2007,we plan to invest $135 million in this region and expect to drill approximately 150 wells with a three-rig program. In the fourth quarter of 2006, the Rocky Mountain Team completed 44 successful wells and no dry holes.
During 2006, we nearly doubled our gross acreage position in the Uinta Basin through several joint ventures and alliances:
Ute Indian Tribal Land: Recent agreement adds 47,000 gross acres located north of the Monument Butte Field. Prospective targets are an extension of sands in the Monument Butte Field and drilling is planned for 2007. We expect to drill a minimum of 12 wells per year in this new area.
Horseshoe Bend: Access to this 32,000 gross acre area located northeast of our Monument Butte Field was obtained through a joint venture with Kerr-McGee (Anadarko). We are drilling our third Green River well at this time.
Ouray/Elk: Through a JV with a private company in the area, we added 8,000 gross acres with prospective targets in shallow Green River horizons as well as deep gas prospects.
Over the last year, we’ve drilled 20 wells in the Monument Butte Field on 20-acre spacing. The results have exceeded expectations with initial production rates 60% greater than pre-drill planning.
GULF OF MEXICO
In the fourth quarter of 2006, we drilled 5 successful wells and no dry holes. In 2006, the Gulf of Mexico region completed 27 total wells (gross) with five dry holes. In 2007, we will invest $438 million in this region and expects to drill 15-20 wells in shallow water and 4-5 in deepwater.
Traditional Shelf Development Project Update
We have 15 developments underway in the shallow water Gulf that are expected to add about 85 MMcfe/d of “new” production in 2007.

Project	Est. First Production	Net, MMcfe/d
WC 291	On-Line	3.1
VR 215	On-Line	7.5
GI 3	On-Line	9.0
WD 133	February 2007	15.0
WD 152	February 2007	1.4
WC 590	February 2007	3.2
WC 193	February 2007	2.3
WC 176	March 2007	5.6
HI 353	March 2007	3.6
SS 269	March 2007	3.6
ST 299	April 2007	6.2
MP138	May 2007	6.9
WC 593	June 2007	4.7
South Pelto 9	July 2007	6.5
EI 318	December 2007	6.0

TOTAL		84.6
Deepwater Highlights
In January, we reached an agreement with ATP Oil & Gas related to our Anduin deepwater discovery, located at Mississippi Canyon 754/755. The Anduin discovery, which seismic suggests covers both blocks, was made by Newfield and Nexen (operator) in February 2005. Under the agreement, ATP will acquire a 100% working interest in a portion of Mississippi Canyon 755. In exchange, we retained a production payment allowing for the full recovery of our sunk costs in the Anduin discovery to date. In addition, Newfield will retain a 3% net overriding royalty interest in Block 755. We will become operator of Mississippi Canyon 754 — the “western half” of the Anduin discovery. ATP acquired the remaining 50% interest in the block. The terms of the agreement provide us with a production handling agreement concerning Mississippi Canyon 754 and providing for 4,000 BOPD of capacity through the adjacent Gomez development (Mississippi Canyon 711) beginning in January 2009. We expect to drill a well on this prospect in 2008. In addition, we obtained a production handling agreement for 4,000 BOPD associated with the potential development of its Gladden Prospect, located on Mississippi Canyon 800. A wildcat well is planned for mid-2007. We have a 60% operated interest in Gladden.
PowerPlay development (GB 258) – PowerPlay is a recent discovery being developed with operator Anadarko. Plans include a sub-sea tie back to Baldpate with first production expected in late 2008.
Fastball development (VK 1003) – We are planning to drill a development well in this field in the first half of 2007. First production expected in late 2008. Newfield has a 67% working interest.
Nemo (MC 29) – An exploration test is planned for first half of 2007 on a 65 Bcfe shallow amplitude. The wildcat well will also test a deep exploratory prospect. We have a 25% operated interest.
Our deepwater West Jacobs (MC 72) and Gladden (MC 800) prospects are expected to be drilled around mid-year. These are 40-70 Bcfe prospects that would tie to area infrastructure and, if successful, lead to first production in 2008.
INTERNATIONAL
In the fourth quarter of 2006, our International team completed eight successful wells and two dry holes. In 2006, the international team completed 29 wells with three dry holes. In 2007, we have allocated $210 million to our international programs.
China
In Bohai Bay, we are producing about 11,000 BOPD (gross) from our two fields. We have an 18% interest through cost recovery and a 12% interest after cost recovery.
Malaysia
Our deepwater Talang Prospect, located on Block 2C, offshore Sarawak, reached its planned depth around year-end 2006. The well found 60 feet of non-commercial gas pay. We sold a third of our interest in the well on a promoted basis and retained a 53% cost interest. We are analyzing the information from the well and integrating this into our new interpretations. This was the first well of a two-well commitment on Block 2C.

North Sea
In the 24th Licensing Round, we were recently awarded three blocks: 47/9d, 48/12e and 48/30b. We have several prospects on this acreage that we plan to test in 2008-09.
FIRST QUARTER 2007 ESTIMATES
Natural Gas Production and Pricing Our natural gas production in the first quarter of 2007 is expected to be 48 – 53 Bcf (533 – 588 MMcf/d). Based on current prices, we estimate that our realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 — $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for our Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 — $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.
Crude Oil Production and Pricing Our oil production, including international liftings, in the first quarter of 2007 is expected to be 1.9 – 2.2 million barrels (21,000 – 24,000 BOPD). We expect to produce approximately 2,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price we receive for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price we receive for our production in the Rocky Mountains averages about $13 – 15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.
Lease Operating Expense and Production Taxes LOE is expected to be $58 – $64 million ($0.90 – $0.99 per Mcfe) in the first quarter of 2007. Production taxes in the first quarter of 2007 are expected to be $19 – $21 million ($0.29 – $0.33 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.
General and Administrative Expense G&A expense for the first quarter of 2007 is expected to be $34 – $38 million ($0.53 – $0.59 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $13.6 – $15 million. G&A expense includes incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in our incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.
Interest Expense The non-capitalized portion of our interest expense for the first quarter of 2007 is expected to be $14.5 – $16.5 million ($0.23 – $0.26 per Mcfe). As of February 1, 2007, we had no outstanding borrowings under our credit arrangements. The remainder of debt consists of four separate issuances of notes that in the aggregate total $1,175 million in principal amount. Capitalized interest for the first quarter of 2007 is expected to be about $10 – $11 million.
Income Taxes Including both current and deferred taxes, we expect our consolidated income tax rate in the first quarter of 2007 to be about 35 – 38%. About 76-84% of the tax provision is expected to be deferred.
NATURAL GAS HEDGE POSITIONS
The following hedge positions for the first quarter of 2007 and beyond are as of February 7, 2007:
First Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
10,320 MMMBtus	$9.71	—	—	—	—
29,640 MMMBtus	—	—	$9.24—$13.15	$9.00—$10.00	$11.00—$15.75

Second Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
25,800 MMMBtus	$8.81	—	—	—	—
19,100 MMMBtus	—	—	$6.90—$8.81	$6.50—$8.00	$8.23—$10.15

Third Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
25,500 MMMBtus	$8.87	—	—	—	—
15,350 MMMBtus	—	—	$6.86—$8.80	$6.50—$8.00	$8.23—$10.15

Fourth Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
10,200 MMMBtus	$8.95	—	—	—	—
18,475 MMMBtus	—	—	$7.71—$10.44	$6.50—$8.00	$8.23—$12.40

First Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
2,370 MMMBtus	$9.19	—	—	—	—
20,775 MMMBtus	—	—	$8.00—$10.98	$8.00	$10.00—$12.40

Second Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
4,095 MMMBtus	$7.85	—	—	—	—
1,365 MMMBtus	—	—	$7.00—$9.70	$7.00	$9.70

Third Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
4,140 MMMBtus	$7.85	—	—	—	—
1,380 MMMBtus	—	—	$7.00—$9.70	$7.00	$9.70

Fourth Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
1,395 MMMBtus	$7.85	—	—	—	—
465 MMMBtus	—	—	$7.00—$9.70	$7.00	$9.70
The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
2007	$ 5.00	$ 6.00	$ 7.00	$ 8.00	$ 9.00

1st Quarter	$172	$132	$92	$52	$12
2nd Quarter	$135	$90	$49	$21	$(10)
3rd Quarter	$127	$86	$50	$22	$(9)
4th Quarter	$90	$62	$35	$10	$(2)

Total 2007	$524	$370	$226	$105	$(9)

2008
1st Quarter	$74	$50	$27	$3	$1
2nd Quarter	$14	$9	$3	$(1)	$(5)
3rd Quarter	$15	$9	$4	$—	$(5)
4th Quarter	$5	$3	$1	$—	$(2)

Total 2008	$108	$71	$35	$2	$(11)
Approximately 30% of our natural gas production correlates to ANR/LA, 30% to Houston Ship Channel, 20% to Panhandle Eastern Pipeline and 10% to Columbia Gulf Transmission.
CRUDE OIL HEDGE POSITIONS
The following hedge positions for the first quarter of 2007 and beyond are as of February 7, 2007:
First Quarter 2007

		Weighted Average		Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
240,000 Bbls	$45.22	—	—	—	—
150,000 Bbls	—	—	$55.50—$80.41	$50.00 — $60.00	$77.10—$83.25
870,000 Bbls**	—	—	$37.14—$55.35	$32.00—$60.00	$44.70—$82.00
Second Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
241,000 Bbls	$45.29	—	—	—	—
151,000 Bbls	—	—	$55.48—$80.40	$50.00 — $60.00	$77.10—$83.25
879,000 Bbls**	—	—	$37.12—$55.33	$32.00—$60.00	$44.70—$82.00
Third Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46—$80.40	$50.00 — $60.00	$77.10—$83.25
888,000 Bbls**	—	—	$37.10—$55.31	$32.00—$60.00	$44.70—$82.00
Fourth Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46—$80.40	$50.00 — $60.00	$77.10—$83.25
888,000 Bbls**	—	—	$37.10—$55.31	$32.00—$60.00	$44.70—$82.00
First Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90
Second Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90
Third Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90

Fourth Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90
First Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
Second Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
Third Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
Fourth Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
First Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90—$51.52	$32.00—$38.00	$50.00—$53.50
Second Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90—$51.52	$32.00—$38.00	$50.00—$53.50
Third Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91—$51.52	$32.00—$38.00	$50.00—$53.50
Fourth Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91—$51.52	$32.00—$38.00	$50.00—$53.50

**	These 3–way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $29.23 per barrel. Below $29.23 per barrel, these contracts effectively result in realized prices that are on average $6.64 per barrel higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$52.00	$54.00	$56.00	$58.00	$60.00
2007
1st Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
2nd Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
3rd Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
4th Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)

Total 2007	$6	$(2)	$(10)	$(20)	$(28)	$(36)

2008	$(2)	$(7)	$(13)	$(20)	$(26)	$(33)

2009	$(1)	$(6)	$(12)	$(19)	$(25)	$(32)

2010	$—	$(4)	$(9)	$(17)	$(24)	$(31)
We provide information regarding our outstanding hedging positions in our annual and quarterly reports filed with the SEC and in our electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**	The statements set forth in this publication regarding estimated or anticipated development and drilling plans, production rates from wells or fields, capital expenditures, first quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.